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                                                               EXHIBIT 99(10)(j)


                                          October 29, 1997


G.T. Investment Funds, Inc.
50 California Street, 27th Floor
San Francisco, California 94111

Ladies and Gentlemen:

    You have requested our opinion regarding certain matters in connection with the issuance of certain shares by G.T. Investment Funds, Inc. ("Company"). We have examined the Company's Articles of Incorporation, as amended and supplemented, and other corporate documents relating to the authorization and issuance of the shares of common stock of the Company. In addition, we have examined the Articles Supplementary to the Articles of Incorporation filed with the Maryland State Department of Assessments and Taxation, classifying 100,000,000 shares of common stock of the Company as Class A shares, 100,000,000 shares of common stock of the Company as Class B shares and 100,000,000 shares of common stock of the Company as Advisor Class shares of the GT Global Developing Markets Fund series of the Company ("Developing Markets Fund"). Based upon this examination, we are of the opinion that:

    1. Up to 100,000,000 Class A shares, 100,000,000 Class B shares and 100,000,000 Advisor Class shares of the Developing Markets Fund may be legally and validly issued from time to time in accordance with the Company's Articles of Incorporation and By-Laws, and subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940, and applicable state laws regulating the sale of securities; and

    2. When so issued, the shares of the Developing Markets Fund will be fully paid and nonassessable.

    We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A (File No. 33-19338) which you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Counsel" in the Registration Statement.

                                          Very truly yours,

                                          Kirkpatrick & Lockhart LLP


                                          By:/S/ R. DARRELL MOUNTS
                                            ------------------------------------
                                            R. Darrell Mounts